EXHIBIT 99.2




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NEWS RELEASE
August 14, 2014


              FSI ANNOUNCES SECOND QUARTER, 2014 FINANCIAL RESULTS
 Conference call scheduled for Friday August 15th, 11:00am Eastern time, 8:00am
                                  Pacific Time
                            See dial in number below


VICTORIA, BRITISH COLUMBIA, August 14, 2014 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE Amex: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. Today the Company announces financial results for the second quarter (Q2) ended June 30, 2014.

Mr. Daniel B. O'Brien, CEO, states, "Our non-GAAP operating cash flow demonstrates the Company's financial strength. With regard to revenue forecasting, given the economic difficulties faced in Europe and the Far East, it is simply too difficult and unrealistic to give accurate revenue guidance at this time. Although first quarter 2013 revenue was lower than 2012 revenue, current year's revenue has now exceeded 2012's and it is expected that this year's revenue will be higher than 2012's." Mr. O'Brien continues, "As a result of the seasonality of the agriculture and swimming pool markets, FSI's sales have tended to be larger during the first half of the year. This may not always be the case going forward as orders for product may be pushed to later quarters.


     o Sales in the second quarter (Q2) were $4,286,731, down approximately 12% when compared to sales of $4,884,629 in the corresponding period a year ago. The financials give a Q2, 2014 accounting net income of $399,753 or $0.03 per share compared to an accounting net income of $70,169, or $0.01 per share in Q2, 2013.

     o Basic weighted average shares used in computing per share amounts in Q2 were 13,169,991 for both 2014 and 2013.

     o Non-GAAP operating cash flow: For the 6 months ending June 30, 2014, net income reflects $367,271 of non-cash charges (depreciation and stock option expenses), as well as net income tax ($98,709), interest expense ($52,772) items not related to operating or current operating activities. When these items are removed the Company shows operating cash flow of $762,927, or $0.06 per share. This compares with operating cash flow of $975,138, or $0.07 per share, in the corresponding 6 months of 2013 (see the table that follows for details of these calculations).

The NanoChem division continues to produce most of FSI's revenue and cash flow. New opportunities are unfolding to further increase sales in this division.

Mr. O'Brien states, "We are satisfied with our first half revenue increase considering the stress Europe is enduring and slowdowns in the US and China. Q3 this year is likely to be similar to Q2 in growth terms, however, as agricultural preorders begin in late fall, we hope to see a resumption of top line growth for Q4."

* CEO, Dan O'Brien has scheduled a conference call for 11:00am EST, 8:00am PST, Friday August 15th to discuss the financials. Call 1-888-461-2024 (or 1-719-325-2323). The conference call title, "Second Quarter Financials," may be requested.*

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The above  information  and  following  table contain  supplemental  information regarding income and cash flow from operations for the 6 months ended June 30, 2014. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a Non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income. The reconciliation of each of the Non-GAAP financial measures is as follows:

                               FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
                      Consolidated Statement of Operations
                 For 3 Months Ended June 30 (6 Months Operating Cash Flow)
                                   (Unaudited)
--------------------------------------------------------------------------------
                                                     3 months ended June 30
                                                    2014             2013
                                               ---------------------------------
                                               ---------------------------------
Revenue                                          $ 4,286,731      $ 4,884,629

Income before income tax - GAAP                  $   498,462      $    82,169


Net income (loss)  - GAAP                        $   399,753 a    $     70,169 a


Net income (loss) per common share - basic. -    $      0.03 a    $       0.01 a
GAAP
3 month weighted average shares used in
computing per share amounts - basic.-  GAAP       13,169,991        13,169,991

                                                  6 month Operating Cash Flow
                                                           Ended June 30
                                               ---------------------------------
                                               ---------------------------------
Operating Cash flow (6months). NON-GAAP          $   762,927      $    975,138 b

Operating Cash flow per share excluding
non-operating items and items not related to
current operations (6 months) - basic.           $     0.06       $       0.07 b
NON-GAAP
Non-cash Adjustments (6 month) NON-GAAP          $  367,271       $    715,986 c

Shares (6 month basic weighted average) used 13,169,991 in computing per share amounts - basic GAAP 13,169,991
--------------------------------------------------------------------------------

Notes: certain items not related to "operations" of the Company have been excluded from net income as follows.

     a) Non-GAAP - as of January 2013 the accumulated loss and expenses resulting from the Alberta division can now be used to reduce taxable income from the Illinois division.

     b) Non-GAAP - amounts exclude certain non-cash items: depreciation and stock option expense (2014 = $367,271, 2013 = $715,986), interest expense  (2014 =  $52,772,  2013 =  $55,880),  net  income tax (2014 =
          $98,709, 2013 = $70,000), and gain on the sale of equipment(2014 = $0,
          2013 = $2,057). See Operating Cash Flow for other adjustments.

     c)   Non-GAAP - amounts represent depreciation, stock option expense.

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

                        Flexible Solutions International
                615 Discovery Street, Victoria, BC V8T 5G4 CANADA

                                                                     Jason Bloom
                                                               Tel: 250 477 9969
                                                         Toll Free: 800 661 3560
                                                               Fax: 250 477 9912
                                              E-mail: info@flexiblesolutions.com

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To find out more information about Flexible  Solutions and our products,  please visit www.flexiblesolutions.com.